                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                   CONTACT:  Greg Strzynski
November 17, 2005                                         PHONE:  989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                       REPORTS THIRD QUARTER 2005 RESULTS

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today reported its operating results for the third quarter of 2005.

For the quarter ending September 30, 2005, the Company recorded revenue of $6,525,000 as compared to revenue of $7,078,000 for the same period in 2004. For the quarter ending September 30, 2005, the Company reported net income of $124,000 or $0.00 per share, which includes an impairment charge on long-lived assets of $639,000. For the same period in 2004, the Company reported a net loss of $200,000 or $(0.00) per share.

For the nine months ending September 30, 2005 revenues were $13,808,000 with a net loss of $643,000, which includes the impairment charge on long-lived assets described above. The Company reported revenues of $17,520,000 with a net loss of $646,000, for the same period in 2004. Year-to-date loss per share was $(0.01) for both periods.

The Company's 2005 Third Quarter Report on Form 10-Q has been filed with the U.S. Securities and Exchange Commission and is available from the Company upon request.

Currently, the Company through its wholly-owned subsidiaries, manufactures and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

                                       ###